UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C., 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

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[ ] Preliminary proxy statement	[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive proxy statement

[ ] Definitive additional materials

[ ] Soliciting material pursuant to Rule 14a-12

ESCO TECHNOLOGIES INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF THE ANNUAL MEETING OF

THE STOCKHOLDERS OF

ESCO TECHNOLOGIES INC.

St. Louis, Missouri
December 18, 2008

TO THE STOCKHOLDERS OF
ESCO TECHNOLOGIES INC.:

The Annual Meeting of the Stockholders of ESCO Technologies Inc. will be held at the Company’s headquarters located at 9900A Clayton Road, St. Louis County, Missouri 63124 on Thursday, February 5, 2009, commencing at 9:30 A.M. central time, at which meeting only holders of record of the Company’s common stock at the close of business on December 5, 2008 will be entitled to vote, for the following purposes:

1. To elect two directors to serve for a term expiring in 2012;

2. To vote on a proposal to ratify the Company’s selection of KPMG LLP as independent public accountants for the fiscal year ending September 30, 2009; and

3. To transact such other and further business, if any, as lawfully may be brought before the meeting and any adjournment or postponement thereof.

ESCO TECHNOLOGIES INC.

BY
Chairman, Chief Executive
Officer and President

     Secretary

Even though you may plan to attend the meeting in person, please execute the enclosed form of proxy and mail it promptly. A return envelope which requires no postage if mailed in the United States is enclosed for your convenience.

ESCO TECHNOLOGIES INC.

9900A Clayton Road, St. Louis, Missouri 63124

PROXY STATEMENT

FOR THE ANNUAL MEETING OF THE STOCKHOLDERS TO BE HELD FEBRUARY 5, 2009

This proxy statement is furnished to the holders of all of the issued and outstanding shares of common stock (the “Common Shares”) of ESCO Technologies Inc. (the “Company”) in connection with the solicitation of proxies for use in connection with the Annual Meeting of the Stockholders to be held February 5, 2009, and all adjournments thereof, for the purposes set forth in the accompanying Notice of the Annual Meeting of the Stockholders. Such holders are hereinafter referred to as the “Stockholders”. The Company is first mailing this proxy statement and the enclosed form of proxy to Stockholders on or about December 18, 2008.

Whether or not you expect to be present in person at the meeting, you are requested to fill in, sign, date and return the enclosed form of proxy. If you attend the meeting, you may vote by ballot. If you do not attend the meeting, the Common Shares can be voted only when represented by a properly executed proxy. In this case you have several choices:

•	You may vote on each proposal when returning the enclosed proxy form, in which case the Common Shares will be voted in accordance with your choices.

•	You may, when appropriate, indicate a preference to abstain on any proposal, which will have the effect described in “VOTING” on page 29.

•	You may return a properly executed proxy form without indicating your preferences, in which case the proxies will vote the Common Shares as follows: (1) FOR election of the directors nominated by the Board of Directors, (2) FOR the proposal to ratify the Company’s selection of KPMG LLP as independent public accountants for the fiscal year ending September 30, 2009, and (3) in the proxies’ discretion on such other business as may properly come before the meeting.

Any person giving such proxy has the right to revoke it at any time before it is voted by giving written notice of revocation to the Secretary of the Company, by duly executing and delivering a proxy bearing a later date, or by attending the Annual Meeting and casting a contrary vote in person.

The close of business on December 5, 2008 was fixed as the record date for the determination of the Stockholders entitled to vote at the Annual Meeting of the Stockholders. As of the record date, 26,121,472 Common Shares were outstanding and entitled to be voted at such meeting. The Stockholders will be entitled to cast one vote for each Common Share held of record on the record date.

A copy of the Company’s Annual Report to Stockholders for the fiscal year ended September 30, 2008 accompanies this proxy statement.

The solicitation of this proxy is made by the Board of Directors of the Company. The solicitation will be by mail, and the expense thereof will be paid by the Company. Proxies may also be solicited by telephone, email or telefax by directors, officers or regular employees of the Company.

Important Notice Regarding The Availability Of Proxy Materials For The Annual
Meeting Of Stockholders To Be Held On February 5, 2009

The Company’s Proxy Statement, Annual Report to Stockholders and other proxy materials are available for review at www.escotechnologies.com. These items include:

•	the Company’s Notice of the 2009 Annual Meeting of Stockholders;

•	the Company’s Proxy Statement for the 2009 Annual Meeting;

•	the Proxy Card;

•	the Company’s Annual Report to Stockholders for the year ended September 30, 2008 (which is not deemed to be part of the official proxy soliciting materials); and

•	any amendments to the foregoing materials that are required to be furnished to stockholders.

To obtain directions to attend the Annual Meeting where stockholders may vote in person, stockholders can contact the Company at 314-213-7200.

I.  ELECTION OF DIRECTORS

The Board of Directors unanimously recommends a vote FOR election of J.M. McConnell and D.C. Trauscht, the two nominees for Directors listed below.

Nominees and Continuing Directors

The Company’s Bylaws provide that the number of directors shall not be less than three nor greater than ten, and shall be determined from time to time by majority vote of the Board of Directors. In accordance with the Bylaws, the Board of Directors has fixed the number of directors at seven. Currently, there is a total of six directors. Pursuant to the Company’s Articles of Incorporation, a majority of the directors in office may fill any vacancy on the Board of Directors. As of the date of mailing of this proxy statement, the Nominating and Corporate Governance Committee has not determined whether or whom to propose as a candidate for an additional director. The Board is divided into three classes, with the terms of office of each class ending in successive years. Two directors of the Company are to be elected for terms expiring at the Annual Meeting in 2012, or until their respective successors have been elected and have qualified. Certain information with respect to the nominees for election as directors proposed by the Board of Directors and the other directors whose terms of office as directors will continue after the Annual Meeting is set forth below. Should any one or more of the nominees be unable or unwilling to serve (which is not expected), the proxies (except proxies marked to the contrary) will be voted for such other person or persons as the Board of Directors of the Company may recommend. Proxies cannot be voted for more than two nominees.

Name, Age, Principal Occupation or	Served as
Position, Other Directorships	Director Since

NOMINEES FOR TERMS ENDING IN 2012
J.M. McConnell, 67	1996
Retired Chief Executive Officer, Instron Corporation, manufacturer of scientific instruments
Director of Warren Resources, Inc.
D.C. Trauscht, 75	1991
Chairman, BW Capital Corporation, private investment company
Director of Recon Optical Inc. and Bourns Inc.
TO CONTINUE IN OFFICE UNTIL 2011
L.W. Solley, 66	1999
Retired Executive Vice President, Emerson Electric Co., manufacturer of electrical and other products
J.D. Woods, 77	2001
Chairman Emeritus and retired Chief Executive Officer, Baker Hughes Incorporated, supplier of oilfield equipment and services
Director of Foster Wheeler Ltd. and Complete Production Services, Inc.
TO CONTINUE IN OFFICE UNTIL 2010
V.L. Richey, Jr., 51	2002
Chairman, Chief Executive Officer and President of the Company
J.M. Stolze, 65	1999
Vice President and Chief Financial Officer, Stereotaxis, Inc., manufacturer of medical instruments

Each of the nominees and continuing directors has had the same position with the same employer as stated in the preceding table during the past five years, except as follows:

Since April 2003, Mr. Richey has been Chairman and Chief Executive Officer of the Company. Since September 30, 2006, he has also been President.

From June 1995 until December 2003, Mr. Stolze was Executive Vice President and Chief Financial Officer of MEMC Electronic Materials, Inc. Since May 2004, he has been Vice President and Chief Financial Officer of Stereotaxis, Inc.

Board of Directors and Committees

The Board of Directors has determined that none of the non-management directors has any relationship with the Company other than in his capacity as a director and stockholder, and, as a result, such directors are determined to be independent under the standards of the New York Stock Exchange. The non-management directors are J.M. McConnell, L.W. Solley, J.M. Stolze, D.C. Trauscht and J.D. Woods.

There were six meetings of the Board of Directors during fiscal year 2008. All of the incumbent directors attended at least 75% of the meetings of the Board and committees on which they served. The Company’s policy requires the attendance of all directors at the Annual Meeting of Stockholders, except for absences due to causes beyond the reasonable control of the director. Each of the six directors in office at the time of the 2008 Annual Meeting attended that meeting except Messrs. McConnell and Stolze, who were absent due to causes beyond their reasonable control.

The many responsibilities and the substantial time commitment of being a director of a public company require that the Company provide adequate incentives for the directors’ continued performance by paying compensation commensurate with the directors’ expertise and duties. The non-management directors are compensated based upon their respective levels of Board participation and responsibilities, including service on Board committees. Directors who are employees of the Company do not receive any compensation for service as directors. Compensation paid to non-management directors is as follows: annual cash retainer — $20,000; additional annual cash retainer for Lead Director — $15,000; annual fee for four Board meetings — $4,800; annual cash retainer for Chairman of Audit and Finance Committee — $7,000; annual cash retainer for Chairmen of Human Resources and Compensation and Nominating and Corporate Governance Committees — $5,000; annual fee for four meetings of Audit and Finance Committee and Human Resources and Compensation Committee — $4,800; annual fee for five meetings of Nominating and Corporate Governance Committee — $6,000. All of the above-mentioned cash retainers and fees are paid in January of each year. In addition, for attendance at any Board or Committee meeting in excess of the numbers stated above, a fee of $1,200 may be paid following such meeting. Also, each non-management director receives a retainer of 800 Common Shares per quarter.

Under the Company’s Directors’ Extended Compensation Plan, a Plan for non-management Directors who began Board service prior to April 2001, each director currently on the Board who has served as a non-management director for at least five years will, after the later of termination of services as a director or reaching age 65, receive for life an annual benefit equal to a percentage of the fiscal year 2001 annual cash retainer for directors of $20,000. Such percentage ranges from 50% to 100% based upon years of service as a director. In the event of death of a retired director who is eligible under this plan, 50% of the benefit will be paid to the surviving spouse for life. On or after retirement, if the eligible director so elects, the actuarial equivalent of the benefit may be received in a single lump sum.

Directors may elect to defer receipt of all of their cash compensation and/or all of their quarterly stock retainer. If elected, the deferred amounts are credited to the director’s deferred compensation account in stock equivalents. Deferred amounts will be distributed in Common Shares or cash at such future dates as specified by the director unless distribution is accelerated in certain circumstances, including a change in control of the Company. The stock portion which has been deferred may only be distributed in Common Shares.

Directors are subject to stock ownership guidelines. Under these guidelines, each independent director is expected to accumulate shares having a total cash value equal to five times the annual cash retainer. These shares must be accumulated within five years of guideline adoption or appointment to the Board. All directors are in compliance with the guidelines.

DIRECTOR COMPENSATION

The following table sets forth the compensation of the Company’s non-management directors for fiscal year 2008. Mr. W.S. Antle III resigned from the Board effective November 9, 2007.

							Change in
							Pension
	Fees						Value and
	Earned					Non-Equity	Nonqualified
	or Paid		Stock		Option	Incentive Plan	Deferred
	in Cash		Awards		Awards	Compensation	Compensation	All Other	Total
Name	($)		($)(1)		($)	($)	Earnings(2)	Compensation ($)	($)

W.S. Antle III	$1,200	(3)	$28,152	(4)			$0		$29,352
J.M. McConnell	35,600	(5)	129,352				0		164,952
L.W. Solley	36,800	(6)	129,352				5,016		171,168
J.M. Stolze	37,800	(7)	129,352	(8)			19,320		186,472
D.C. Trauscht	61,600	(9)	129,352				0		190,952
J.D. Woods	35,800	(10)	129,352				7,940		173,092

(1)	Dollar amounts based on the market value of the stock on the date of each quarterly award of 800 shares under the Compensation Plan for Non-Employee Directors. The amounts reflect the actual dollar amounts recognized for financial statement reporting purposes for fiscal year 2008.

Date of Award	Shares	Share Price

October 1, 2007	800	$35.19
January 2, 2008	800	38.51
April 1, 2008	800	40.64
July 1, 2008	800	47.35

(2)	Represents the change in actuarial present value of the accumulated benefits under the Company’s extended compensation plan for non-management directors from September 30, 2007 to September 30, 2008. Pursuant to applicable regulations, does not include an aggregate decrease in present value for Messrs. Trauscht and McConnell of $14,756 and $19,348, respectively. The change in pension value shown above includes the effect of changes in actuarial assumptions from year to year. In fiscal 2008, pension values decreased due to the effect of changes in actuarial assumptions. The decrease in pension value due to assumption changes for Messrs. Trauscht, McConnell, Solley, Stolze and Woods was $8,855, $14,448, $13,779, $15,031 and $5,191, respectively

(3)	Represents fee for an additional Board meeting.

(4)	The director deferred 800 shares awarded October 1, 2007. These deferred shares were treated as stock equivalents on a one-for-one basis, and were settled in shares upon the director’s resignation in November 2007.

(5)	Represents: annual cash retainer — $20,000, board meeting fees — $6,000, committee meeting fees — $9,600

(6)	Represents: annual cash retainer — $20,000, board meeting fees — $6,000, committee meeting fees — $10,800.

(7)	Represents: annual cash retainer — $20,000, board meeting fees — $6,000, committee meeting fees — $4,800, committee chairman fee — $7,000.

(8)	The director deferred receipt of 800 of his 3,200 shares awarded. These deferred shares were treated as stock equivalents on a one-for-one basis, and will be settled in shares upon the director’s retirement.

(9)	Represents: annual cash retainer — $20,000, lead director fee — $15,000, board meeting fees — $6,000, committee meeting fees — $15,600, committee chairman fee — $5,000.

(10)	Represents: annual cash retainer — $20,000, board meeting fees — $6,000, committee meeting fees — $4,800, committee chairman fee — $5,000.

CORPORATE GOVERNANCE

The Board of Directors has adopted corporate governance guidelines and a code of business conduct and ethics applicable to all of the Company’s directors, officers and employees. These documents are posted on the Company’s web site: www.escotechnologies.com. A copy of each of the corporate governance guidelines and the code of business conduct and ethics is also available in print to any Stockholder who requests it.

The Company has implemented a written policy to ensure that all “Interested Transactions” with “Related Parties” will be at arm’s length and on terms generally available to an unaffiliated third-party under the same or similar circumstances. Interested Transactions are any Company transactions in which any Related Party has or will have a direct or indirect interest. Related Parties are executive officers, directors, director nominees and persons owning more than 5% of Company common stock, or any immediate family member of such parties. The policy contains procedures requiring Related Parties to notify the Company of potential Interested Transactions and for the Nominating and Corporate Governance Committee (Committee) to review and approve or disapprove of such transaction. The Committee will consider whether the Interested Transaction with a Related Party is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances. If advance Committee approval is not feasible or is not obtained, the policy requires submission to the Committee after the fact, and the Committee is empowered to approve, ratify, amend, rescind or terminate the transaction. In such event, the Committee may also request the General Counsel to evaluate the Company’s controls and procedures to ascertain whether any changes to the policy are recommended.

Mr. Trauscht, the Company’s Lead Director, presides at meetings of the non-management directors (each of whom is deemed independent), which normally occur in conjunction with each Board meeting. Parties desiring to communicate concerns regarding the Company to the non-management Directors may direct correspondence to the Lead Director of the Board at the following address: Mr. D.C. Trauscht, Lead Director, ESCO Technologies Board of Directors, ESCO Technologies Inc., 9900A Clayton Road, St. Louis, MO 63124-1186. Parties who wish to communicate with a particular director may write to such director at ESCO Technologies Inc., 9900A Clayton Road, St. Louis, MO 63124-1186, Attn: Secretary. All such letters will be forwarded promptly to the relevant director.

COMMITTEES

The members of the Board of Directors are appointed to various committees. The standing committees of the Board are: the Executive Committee, the Audit and Finance Committee, the Human Resources and Compensation Committee and the Nominating and Corporate Governance Committee. Each of these committees operates under a written charter adopted by the Board of Directors.

The Executive Committee’s function is to exercise the full authority of the Board of Directors between Board meetings, except that the Executive Committee may not take certain specified actions which the Board of Directors has reserved for action by the whole Board. The Committee held no meetings in fiscal year 2008. Mr. Richey (Chairman) and Mr. Trauscht are the members of the Committee.

The Audit and Finance Committee’s functions generally are to assist oversight by the Board of Directors of the Company’s financial reporting process, the Company’s compliance with legal and regulatory requirements, the independent public accountants’ qualifications and independence, and the performance of the Company’s internal audit function and independent public accountants. These functions include the responsibility to appoint, retain and oversee the independent registered public accounting firm performing the annual audit; to annually evaluate the qualifications, independence and prior performance of the independent public accountants; to review the scope of the independent public accountants’ work and approve their annual audit fees and their other non-audit service fees; to review the Company’s internal controls with the independent public accountants and the internal audit executive; to review with the independent public accountants any problems they may have encountered during the annual audit; to discuss 10-K and 10-Q reports with management and independent public accountants before filing; to review and discuss earnings press releases; to discuss with management major financial risk exposures; to review the annual plan and associated resource allocation of the internal audit function; to review the Company’s reports to Stockholders with management and the independent public accountants and receive certain assurances from management; to prepare a report as required by the Securities and Exchange Commission to be included in the annual proxy statement; and to review the effectiveness of the Company’s legal, regulatory and corporate governance compliance programs. Each member of the Committee is an independent director, as defined in the applicable listing standards of the New York Stock Exchange. The Board of Directors has determined that Mr. Stolze, the Chairman of the Audit and Finance Committee, is an audit committee financial expert within the meaning of Item 401(h) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is independent within the meaning of Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. The Committee met four times in fiscal year 2008. Mr. W.S. Antle III (Chairman), Mr. McConnell and Mr. Stolze were the members of the Committee until November 9, 2007, when Mr. Antle resigned from the Committee and the Board. Since that date, Mr. Stolze (Chairman), Mr. McConnell and Mr. Trauscht have been the members of the Committee. The Committee’s charter is posted on the Company’s website: www.escotechnologies.com and is available in print to any Stockholder who requests it.

The Human Resources and Compensation Committee’s functions generally are to review and approve corporate goals and objectives relevant to compensation of the Chief Executive Officer; to evaluate the Chief Executive Officer’s performance in light of these goals and objectives; to determine and approve the Chief Executive Officer’s compensation level based upon the evaluation; to review and approve the compensation of officers and other key executives, incentive-compensation plans, equity-based plans and other compensation plans; to review and approve material changes to benefit programs, including new programs; to review the performance, development, and succession planning for the Company management; to assure that executive officers and other senior executives of the Company are compensated in a manner consistent with the strategy of the Company and competitive practice; to review and discuss with management the Company’s Compensation Discussion and Analysis (“CD&A”) and recommend its inclusion in the annual proxy statement and Form 10-K for filing with the SEC; and to oversee the Charitable Contributions Program. Each member of the Committee is an independent director, as defined in the applicable listing standards of the New York Stock Exchange. The Committee met five times in fiscal year 2008. Mr. Woods (Chairman), Mr. Solley and Mr. Trauscht are the members of the Committee. The Committee’s charter is posted on the Company’s website: www.escotechnologies.com and is available in print to any Stockholder who requests it.

The Nominating and Corporate Governance Committee’s functions generally are to identify and recommend approval of individuals qualified to become Board members; to recommend director nominees for selection to the Board; to review the composition of the Board committees; to develop and recommend to the Board effective corporate governance guidelines; to oversee the Company’s ethics programs; to oversee and administer the Related Party Transactions Policy; and to lead the Board in its annual review of the Board’s performance. The Committee will consider candidates for election as directors recommended by Stockholders and evaluate such individuals in the same manner as other candidates proposed to the Committee. All candidates must meet the legal, regulatory and exchange requirements applicable to members of the Board of Directors. The Committee has not established other specific minimum qualifications that must be met by a candidate in order to be considered for nomination by the Committee, but requires that candidates have varied business and professional backgrounds; be persons of the highest integrity; possess sound business judgment and possess such other skills and experience as will enable the Board to act in the long-term interests of the Stockholders. Additionally, the Committee may establish and utilize such other specific membership criteria as the Committee deems appropriate from time to time in light of the Board’s need of specific skills and experience. The Committee may identify new candidates for nomination based on recommendations from Company management, employees, non-management directors, third party search firms, Stockholders and other third parties. Consideration of a new candidate typically involves the Committee’s review of information pertaining to such candidate and a series of internal discussions, and may proceed to interviews with the candidate. New candidates are evaluated based on the above-described criteria in light of the specific needs of the Board and the Company at the time. Incumbent directors whose terms are set to expire are evaluated based on the above-described criteria, as well as a review of their overall past performance on the Board of Directors. The Committee has the authority to engage third party search firms to identify candidates, but did not do so in fiscal year 2008.

Stockholders who wish to recommend director candidates for the next Annual Meeting of Stockholders should notify the Committee no later than September 1, 2009. Submissions are to be addressed to the Nominating and Corporate Governance Committee, c/o the Company’s Corporate Secretary, Alyson S. Barclay, at ESCO Technologies

Inc., 9900A Clayton Road, St. Louis, MO 63124-1186, which submissions will then be forwarded to the Committee. The Committee is not obligated to nominate any such individual for election. No such Stockholder candidates have been received by the Company for this Annual Meeting. Each member of the Committee is an independent director, as defined in the applicable listing standards of the New York Stock Exchange. The Committee met five times in fiscal year 2008. Mr. Trauscht (Chairman), Mr. McConnell and Mr. Solley are the members of the Committee. The Committee’s charter is posted on the Company’s website: www.escotechnologies.com and is available in print to any Stockholder who requests it.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2008, the members of the Human Resources and Compensation Committee were L.W. Solley, D.C. Trauscht and J.D. Woods. None of the foregoing (i) was during fiscal year 2008 an officer or employee of the Company; (ii) was formerly an officer of the Company; or (iii) had any relationship requiring disclosure by the Company under any paragraph of Item 404 of Regulation S-K.

Report of the Audit and Finance Committee

The Audit and Finance Committee (the “Committee”) oversees and monitors the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the Company’s systems of internal control. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements to be included in the Annual Report on Form 10-K for the year ended September 30, 2008 with management, including a discussion of the quality and the acceptability of the Company’s financial reporting practices and the internal controls over financial reporting.

The Committee reviewed with the independent public accountants, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States of America. In addition, the Committee discussed with the independent public accountants their independence from management and the Company, including the impact of non-audit-related services provided to the Company and the matters in the independent public accountants’ written disclosures and the letter required by Standard No. 1 of the Independence Standards Board received by the Company. The Committee also discussed with the independent public accountants the matters required to be discussed by Statements on Auditing Standards No. 114.

Further, the Committee discussed with the Company’s internal audit executive and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets periodically with the internal audit executive and independent public accountants, with and without management present, to discuss the results of the examinations, their evaluations of the Company’s internal controls (including internal controls over financial reporting), and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2008 for filing with the Securities and Exchange Commission. The Committee also evaluated and reappointed KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2009.

The Audit and Finance Committee

J.M. Stolze, Chairman
J.M. McConnell
D.C. Trauscht

Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

The Human Resources and Compensation Committee (the “Committee”) is responsible for determining the compensation of the Chief Executive Officer, the other executive officers and certain other officers.

Compensation Objectives

The Committee’s objective is to develop and maintain compensation packages most likely to attract, retain, motivate, and reward the Company’s executive officers and other executives. Compensation programs are designed to be consistent with those of other companies engaged in similar industries and/or of similar size with which the Company is likely to compete for talent to enable the Company to employ and retain a high-quality management team.

The Committee’s philosophy incorporates the following principles for establishing the amount and form of executive compensation:

•	Maximize the alignment of executive compensation with the long-term interests of stockholders through at-risk compensation;

•	Provide competitive compensation to attract, retain and motivate executives;

•	Base short-term bonuses on key performance measures;

•	Base long-term compensation on performance measures and retention factors;

•	Balance equity-based compensation awarded to executives with the interests of stockholders concerning dilution; and

•	Align executive and stockholder interests by requiring executives to acquire and hold Company stock under established minimum ownership requirements.

The Committee believes that a competitive compensation package should offer:

•	A competitive salary;

•	An annual at-risk cash bonus opportunity;

•	Long-term incentive compensation tied to Company stock performance and the furtherance of the retention of top performers;

•	Protection in the form of change of control arrangements through a Severance Plan and employment agreements; and

•	Appropriate and reasonable perquisites.

The Committee is authorized by its charter to employ independent compensation and other consultants. Every other year, the Committee has engaged Towers Perrin, a nationally recognized compensation consulting firm (“Compensation Consultant”), to assist the Committee in evaluating executive compensation. An unrelated branch of Towers Perrin has historically been engaged to perform actuarial services for the Company. The Compensation Consultant periodically attends the Committee meetings at the Committee’s request and provides information, research and analysis pertaining to executive compensation as requested by the Committee. The Compensation Consultant provides the Committee with updates on market trends and provides analysis for establishing the annual market rates for the Committee to use in determining annual median market rates.

In the years in which the Compensation Consultant is not engaged, the Company ages the prior year’s data (by applying a multiplier to the Consultant’s prior year survey data consistent with the average market increase for executives in the prior year), and collects pertinent information from peer proxy filings, such as base salary.

Market Checking  The Committee, with the periodic assistance of the Compensation Consultant, conducts an annual analysis of executive officer historic compensation and realized compensation compared to targets and financial performance of the Company in order to establish annual market rates for each principal element of executive compensation (base salary, cash bonus and long-term incentive compensation (“LTI”)) for each executive officer position. For fiscal 2008, this analysis considered market data from two separate groups of companies as set forth below:

1. A comparative group of six peer companies selected on the basis of industry type, and within each industry, closest comparable size in the communication, test and filtration industries identified in the Company’s 2007 annual report to stockholders as the “2007 Peer Group”, and comprised as follows:

Utility Solutions Group: Test: Filtration:	Itron, Inc. Tektronix Inc. Pall Corporation	Badger Meter, Inc. Clarcor, Inc.	Roper Industries Inc.

2. A survey of general manufacturing companies adjusted to the Company’s relative size. This second group is included to ensure that not only are comparisons made with competitors, but that manufacturing companies of a size similar to the Company are also reviewed. There were between 144 and 272 companies (depending on the position) that participated in the Compensation Consultant’s September 2006 survey for the executive officer positions.

For each element of compensation and each executive officer position, an annual median market rate is determined based on the average of the two groups. The current base salary, short term cash bonus target, and LTI of each executive officer is then compared to that market rate. The Committee then reviews and evaluates the Company’s fiscal year performance and, with input of the CEO, other than for his own position, the individual’s contributions, to determine if and for what elements of compensation adjustments to executive officer compensation are, or may be, warranted. Relative Company performance is also periodically compared to the then-current peer group to test the overall reasonableness of pay for performance for years in which the Compensation Consultant is engaged.

In September 2006, the Compensation Consultant prepared a report which the Committee and management utilized in their fiscal 2007 review. This report was aged for the fiscal 2008 review by an increase of 3.5%. At the time of review, October 2007, each executive officer’s actual total direct compensation was below the median total direct compensation (base salary, short-term bonus and LTI) of the comparable 2007 Peer Group position. For the manufacturing group, the CEO’s and Senior VP and General Counsel’s actual total direct compensation was at the median while the Executive VP & and CFO’s was above the median.

Summary of Compensation  The Committee sets compensation levels based on the skills, experience and achievements of each executive officer, taking into account the market rates provided through the market analysis described above and the compensation recommendations by the Chief Executive Officer, except with respect to his own position. The Committee also considers tally sheets which provide, for each executive officer, a recap of each principle element of compensation as well as benefits, perquisites, outstanding equity awards and stock ownership or potential ownership. The tally sheets also reflect the incremental compensation as a result of various termination scenarios and each element of pay or benefits impacted. The Committee retains the discretion to adjust all elements of compensation as it deems appropriate, subject to any requirements of stockholder approved plans. Under this process, the Committee establishes compensation for the executive officers using a combination of salary, at-risk annual cash bonus and LTI provided through equity awards. Additionally, the executive officers are covered by a severance plan and employment agreements, and are provided reasonable perquisites. Each principal element of compensation (base salary, short-term bonus and LTI), as well as total cash compensation (base salary and short-term bonus), is reviewed independently against the market rates. A comparison is also made against the median of the market’s total direct compensation to evaluate overall market competitiveness.

Annual Base Salaries  Base salaries are designed to attract, retain, motivate and reward competent, qualified, experienced executives to operate the business. The Company emphasizes performance-based compensation for the executive officers. Historically, the executive officers’ salaries have been targeted to the median of the annual market rates, as adjusted for the relative value of the jobs within the Company to those in the comparison companies. At the discretion of the Committee, with input by the CEO, executive officers with significant experience and responsibility who consistently demonstrate exemplary performance may be paid more than the market rates set for their positions, while less experienced executive officers may be paid salaries less than the market rates.

Short-term Bonus  The Committee uses annual performance-based cash bonuses to compensate the executive officers as well as other officers. The Committee establishes performance targets for executive officers, using financial, operational and individual goals linking compensation to Company overall performance. The executive officers’ goals are determined by each officer and submitted to the CEO for his review, except with respect to his goals which are evaluated and approved by the Lead Director.

For the executive officers, the Company operated two short-term cash bonus plans in 2008: (i) the Incentive Compensation Plan for Executive Officers (“ICP”); and (ii) the Performance Compensation Plan (“PCP”). The ICP provides for a strong annual tie-in with stockholders. The PCP provides the Company flexibility in annually determining which areas are important drivers for future success. Target short-term bonuses were targeted at 40% of total cash compensation (base salary plus annual bonus) for the CEO, 35% for the Executive VP and CFO and 30% of total cash compensation for the Senior VP and General Counsel. The target short-term bonuses are divided equally between the two plans for the CEO and other executive officers.

The target percentage of total cash compensation represented by the ICP and PCP is based on the level of the position, with a target for fiscal 2008 of approximately 20% under each plan for the CEO, approximately 17.5% under each plan for the Executive VP and CFO and approximately 15% under each plan for the Company’s Senior VP and General Counsel. For 2008, the Company set short-term bonus target rate percentages based on market rates for the manufacturing companies. No data was available for peer companies at the time of the September 2006 survey. The higher at-risk target percentage for the CEO is based on the Company’s at-risk philosophy, and his role as CEO of the Company. These at-risk plans closely link the executive officer’s pay to the Company’s financial results and provide for compensation variability through reduced payments when results are below target and higher compensation in times of strong performance. The Committee sets performance targets and evaluation criteria typically near the beginning of each fiscal year, and it also approves the minimum and maximum multipliers which will be applied to the targets to determine payments under both plans. The Committee approves the performance targets after reviewing the Company’s business plans and determining the short-term business metrics the Company’s senior management should focus on most in order to drive results. Because of the broad responsibilities of the executive officers, their targets are tied to Company-wide measures.

For FY 2008, the PCP and the ICP multiplier had a range of .20 to 2.0 times the target bonus. The Committee believes use of a range is appropriate as there should be an upside for strong performance and a decrease where targets are not met. The ICP is a Section 162(m) stockholder approved plan with a fixed target and a range. The PCP also has a fixed target and a range, but allows for flexibility and Committee discretion in determining actual bonus payouts.

Long-Term Incentive Compensation  The Company historically has granted LTI in the form of performance-accelerated restricted shares (PARS) and stock options. In FY 2008, the executive officer LTI awards were made in the form of PARS. The target LTI is one times target cash compensation for the CEO and approximately 75% of base compensation for the Executive VP and CFO and 60% of base compensation for the Senior VP and General Counsel. The LTI targets were established by the Committee utilizing its assessment of the market data. The peer companies are significantly larger as are the LTI awards hence the Committee looked at the manufacturing group and the peer data with adjustments based on the Company’s size. Based on the Company’s at-risk philosophy, the shares grated are based on market rates and Company and executive officer performance. The type of grant(s) (stock options and PARS) is evaluated annually by the Committee. Generally, the PARS award may be distributed no earlier than 3.5 years after the award, if the target stock price is achieved. The Committee believes that the Company’s performance will reflect the contributions of management within the 3.5 year timeframe. PARS not accelerated by performance will be paid out at the end of the performance and vesting period, typically 5.5 years, if the employee is still employed.

PARS  Based principally on sensitivity to stockholder concerns with the dilution associated with stock options, in fiscal 2008 the Committee allocated the full LTI compensation to PARS based on their continuing belief that it is important to tie the incentive pay of executives more directly to long-term stock performance and to minimize the dilution of stockholder interests to which other forms of equity-based compensation programs may contribute. PARS allow shares to be accelerated and then vest based upon share price target achievement and continued service of the executive. The value of PARS fluctuates directly with changes in the price of stock, which ties executives’ interests directly to those of stockholders. PARS are accelerated only if the stock price targets are achieved. Distribution is made in shares of stock. PARS have a five-year term, and thus play a role in the retention of skilled senior management. For executive officers these awards also contain a two-year non-compete period after the expiration of the earning period of the awards, which provides additional stockholder protection.

Equity Grant Procedures  The Company does not coordinate stock option or PARS grants with the release of material, non-public information. Company-wide equity grants, including equity grants to executive officers, are generally awarded on the date of the October or November Committee meeting when other compensation decisions are made. During the year, equity awards are made to new hires, promoted employees or in other special circumstances, generally on the first trading day of the month after hire or the date of the next Committee meeting. Since October 5, 2006, the exercise price of each of the stock option grants has been the market closing price on the grant date. Previously, the Company utilized the average of the high and low prices on the date of grant to determine the stock option grant price.

Perquisites  The Company also provides limited perquisites to the executive officers which have historically included country club membership, annual physicals, financial planning and an auto allowance. The Committee annually reviews the types and value of the perquisites provided to the executive officers as part of its overall review of executive compensation. The Committee has determined the perquisites paid in fiscal 2008 to be reasonable.

Stock Ownership Guidelines  The Committee has established stock ownership guidelines for the CEO and all other executive officers. The guidelines currently set the minimum level of ownership at five times total cash compensation (base salary and annual cash bonus target) for the CEO and three times total cash compensation for the other executive officers. Newly appointed executive officers are expected to be in compliance with the ownership guidelines within five years of their appointments. Unexercised stock options and unvested PARS are not included in determining the ownership amounts. All executive officers were in compliance at the end of fiscal year 2008.

Retirement Benefits  Like other employees of the Company, executive officers are eligible for retirement benefits provided through a matched defined contribution program. The CEO and other executive officers are also eligible for a frozen benefit under the defined benefit retirement program and the CEO and Senior VP and General Counsel are eligible for a frozen benefit under the supplemental executive retirement plan (the “SERP”). These plans were frozen in December 2003 for all ESCO employees. The Company’s decision to freeze benefits under the defined benefit retirement program is consistent with the compensation program’s lack of emphasis on risk-free or safety-net pay.

Severance Plan  Severance provisions in the event of a change of control benefit a company in the event of a change of control or a potential change of control by allowing executives who are parties to such arrangements to focus on continuing business operations and the success of a potential business combination rather than seeking alternative employment, thereby providing stability to a corporation during a potentially uncertain period. Accordingly, the Committee decided that it was in the Company’s best interest to adopt a Severance Plan, effective in 1995, which outlines the compensation and benefits to be provided in the event of a change of control to certain executives, including the CEO and all other executive officers. The Company’s change of control arrangements were designed to provide executives with severance payments and certain other benefits in the event that their employment is terminated in connection with a change of control transaction. The Severance Plan provides severance benefits only if there is both (1) a change of control of the Company and (2) the employee’s employment is terminated by the Company (or any successor) without cause or if the employee terminates his or her employment for good reason, in each case within 36 months following a change of control.

If triggered, the executive will be entitled to all accrued, but unpaid compensation and benefits and a lump sum cash payment, which is designed to replicate the cash compensation (base salary and bonus), plus certain benefits, that the executive would have received had he or she remained employed for two years. The determination of the appropriate level of payments and benefits to be provided in the event of a change of control termination involved consideration of a number of factors. The compensation levels were determined based on a survey of the Company’s peers at the time the Severance Plan was adopted by the Company. Additionally, the 2007 Peer Group companies generally have adopted change of control arrangements which provide for payments of base salary, bonus and other benefits for periods ranging from two to three years. The Committee considered that a high-level executive, who is more likely to lose his or her job in connection with a change of control than other employees, may require more time than other employees in order to secure an appropriate new position, and, unless that executive was provided with change of control benefits, he or she may be motivated to start a job search early if a change of control is possible, to the detriment of the Company. Thus, the existence of a Severance Plan provides an incentive for the executive to remain with the Company until a change of control occurs. In addition, since payments are not provided under the Severance Plan unless there has been a change of control and a qualifying termination of employment, an acquirer who may wish to retain the Company’s management team during or after a transition period will have the opportunity to do so.

In addition, pursuant to the Company’s LTI Plans, in the event of a change of control, stock option vesting is accelerated to the date of the change of control and earned PARS are distributed at that date. The balance of the PARS are distributed at the end of the fiscal year in which a change of control occurs if the executive is still employed.

Employment Agreements for the CEO and Executive Officers  The Company has employment agreements (the “Agreements”) with each of the executive officers. These Agreements exclude separations due to a change of control or termination for cause, and provide for the payment of severance under a predetermined separation agreement, thereby providing for a more amicable separation in circumstances where a business change is warranted. The Agreements automatically renew at the end of each one-year term unless either party gives notice of non-renewal at least 180 days prior to expiration of the then-current term. The Agreements provide for payment of an annual base salary, subject to review for increase at the discretion of the Committee, participation in the Company’s PCP and ICP bonus plans, and eligibility for participation in the Company’s LTI program and benefit plans and programs applicable to senior executives, and continuance of certain perquisites. For a specified period of time after a termination, the Agreements prohibit the executive officers from soliciting Company employees or disclosing confidential information. The Agreements also require that the executive officers provide limited consulting services on an as-requested basis following termination. The specifics on the cash compensation and benefits provided in the event of a qualifying separation are outlined in the Employee Agreement Section on page 22.

The Committee periodically assesses the reasonableness of the Agreements to consider whether any changes are appropriate.

Fiscal 2008 Executive Officer Compensation  Fiscal 2008 base salaries for the executive officers, which are shown in the Summary Compensation Table, were set at the beginning of fiscal 2008. The salaries were set based on a subjective evaluation of the executives’ fiscal 2007 performance with input of the CEO and the Committee’s review of current salary levels and target total cash compensation compared to the adjusted 2006 annual market rates (as described on page 10). At the time of the compensation review a comprehensive tally sheet was provided for Committee review. At the end of fiscal year 2007, the base salary of the Executive VP and CFO was slightly above the market median for the peer group and manufacturing group, and the base salary of the Senior VP and General Counsel was below the market medians for both comparative groups. Each executive officer’s 2007 actual total cash compensation was slightly below the median of the actual total cash compensation for the peer and manufacturing companies.

Based on the contributions made by the executive officers, the committee approved increases in base salaries for the Executive VP and CFO and the Senior VP and General Counsel for 2008. Base salary for the Executive VP and CFO remained above the median while the Senior VP and General Counsel remained below the median. Total cash compensation targets for 2008 were set slightly above the market median of the manufacturing group for the Executive VP and CFO and slightly below the market median for the Senior VP and General Counsel. Target total cash compensation for the Executive VP and CFO reflected his extraordinary contributions relative to his position during 2007.

The adjusted fiscal 2006 report of the Compensation Consultant reflected that the Company’s short-term bonus target percentages (ICP and PCP combined targets) were generally in line with the market median levels for the general manufacturing companies group. Survey data was not available for the 2007 Peer Group’s target bonuses.

Payments under the PCP had a target multiplier which ranged from .20 to 2.0 of the target compensation. For fiscal 2008, the Committee approved the PCP criteria for three company objectives in addition to the individual performance criteria. The company objectives were cash flow — weighted at 40%, Doble Sales/EBIT — weighted at 20% and Filtertek sale proceeds — weighted at 10%. The PCP objective individual performance criteria (weighted at 30% of the total) was measured against strategic management objectives. The individual performance criteria were deemed to be significantly challenging for the individuals and necessary for the continuing business success of the organization.

For fiscal year 2008, the short-term bonus target multipliers under the ICP ranged from .20 to 2.0 times the target cash bonus based on performance. For fiscal 2008, the ICP evaluation criteria approved by the Committee was an objective EPS target of $1.71. The original target was determined at the beginning of the fiscal year on the basis of subsidiary projections and senior management input. In February 2008, the target was revised to reflect the divestiture of Filtertek and the Doble acquisition.

In November 2007, the Committee granted the executive officers equity awards in the form of PARS with an October 2009 — September 2012 performance period. The 2008 fiscal year award stock price target for the acceleration of the full PARS awards was set at $48.00, which is approximately 29% over the then-current share price of $37.16, and for acceleration of 50% of the PARS award the stock price target was set at $45.00. This increase was viewed as meaningful and challenging. No portion of these awards may be earned prior to fiscal year 2010. The specifics on the equity awards provided to the executive officers are detailed in the Summary Compensation Table.

In line with the Company’s at-risk philosophy, the Committee determined the total amount of LTI to grant to each executive officer in accordance with the adjusted annual market survey median of the long-term incentive market rates of the general manufacturing companies and 2007 Peer Group, and then made adjustments based on the Committee’s assessment of the relative value and performance of each individual. It was determined appropriate to give more consideration to the award level of the general manufacturing companies because the peer awards were significantly larger due to their larger company size.

In February 2008 the Executive VP and CFO was promoted from Senior VP to Executive VP. As no market survey data was available on this position, input from the Compensation Consultant was obtained on the relative internal pay relationship between this position and the CEO position. Increases were then made in his base, bonus and LTI to recognize his expanded responsibility and strategic role within the organization. His bonus percentage was increased to 35% from 30% consistent with ESCO’s at-risk philosophy.

Fiscal 2008 CEO Compensation

Fiscal 2008 base salary of $615,000 for the CEO was set by the Committee at the beginning of the fiscal year based on a review of the CEO’s then-current salary, taking into consideration the adjusted 2006 annual market survey data and fiscal year 2007 Company performance. At the time of the compensation review, a comprehensive tally sheet was provided for Committee review. Fiscal 2007 was a challenging year. In considering fiscal 2007 Company performance, the Committee took into account the Company’s financial and operating performance, including the Company’s strong operating performance across all three business segments, sales growth in excess of 10% at greater than 60% of the Company’s operating units, the progress made on the TWACS Network Gateway Software TWACS NG, and continued success in the aerospace related business. On the downside, PG&E’s decision to reevaluate their AMI selection and their slower deployment combined with an unfavorable arbitration outcome resulted in the Company’s inability to achieve the projected EPS for the year.

At the end of fiscal 2007 the CEO’s base salary and total cash compensation were slightly below the median of the two comparative groups. The 2008 base increase granted to the CEO by the Committee brought the CEO to the median of the two groups. The target total cash compensation for the CEO for fiscal 2008 was set slightly below the median of the manufacturing group; peer target data was not available when the 2006 survey was completed.

In determining the fiscal 2008 combined ICP and PCP bonus target of $405,000 for the CEO, the Committee considered the actual total cash compensation of the CEO compared to the adjusted survey comparative groups and the bonus target percentage for this position, in conjunction with the increase in base salary. During the first quarter of fiscal 2008, the Committee agreed to measure 50% of the bonus target (the ICP bonus) against the EPS target, and measure the other 50% of the bonus target (the PCP bonus) against (i) the achievement of other Company objectives (weighted at 35%); which include cash flow weighted at 20%, Doble sales/EBIT weighted at 10% and Filtertek sales proceeds weighted at 5% and (ii) the execution of individual objectives (weighted at 15%), which were established by the Committee in consultation with the Lead Director at the beginning of fiscal 2008.

Based upon the Company’s fiscal 2007 financial performance, the relative stockholder return, and the value of similar incentive awards to CEO’s in the general manufacturing companies and 2007 Peer Group, in November 2007 the CEO was granted a PARS award of 27,450 shares. This award was below the annual market median of the peer companies and above the annual market median of the general manufacturing companies, and in line with the Committee’s target of one times the CEO’s annual total cash compensation. To accelerate the earning of these awards prior to the end of the performance period, the Company stock price must reach $45.00 to earn 50% of the award and $48.00 to earn 100% of the award.

The actual fiscal 2008 combined ICP and PCP bonus award of $550,800 to the CEO was based upon the factors identified above. The ICP bonus was $283,500 based on the Company’s reported EPS of $1.80; this was 105% of the 2008 fiscal year target of $1.71. The bonus was paid within the established range at a 1.4 multiplier. The PCP bonus was $267,300 based on the Committee’s evaluation of the Company objectives established for the PCP, including the successful achievement of the target set for the Filtertek Divestiture, the target sales/EBIT for Doble (10 months), and the target set for cash flow from operations. The bonus was paid within the established range at a 1.36 multiplier.

The September 2006 survey included a review of the internal pay relationships between the CEO and other executive officers and a comparison of the pay relationship between like officers in similar sized manufacturing companies. The survey reflected that the CEO’s pay is well aligned with the other executive officers of the Company and is in line with the pay relationships at the manufacturing companies group. Accordingly, the Committee determined that no changes to the compensation practices were required.

Limit on Deductibility of Certain Compensation  Federal income tax law prohibits publicly held companies, such as the Company, from deducting certain compensation paid to an executive officer that exceeds $1 million during the tax year. To the extent that compensation is based upon the attainment of performance goals set by the Committee pursuant to plans approved by the stockholders, the compensation is not included in the limit. The Committee intends, to the extent feasible and where it believes it is in the best interests of the Company and its stockholders, to attempt to qualify executive compensation as tax deductible where it does not adversely affect the Committee’s development and execution of effective compensation plans. For example, to enable certain bonuses and long-term compensation to be deductible, the Committee makes these awards under incentive plans approved by stockholders as much as possible. While the Committee is limited in its ability to make discretionary bonus payments under the ICP, there are no such limitations under the PCP. Gains on stock option exercises may be deductible if granted under a stockholder approved plan since they are tied to the performance of the Company’s stock price. Salaries and other compensation not tied to Company performance are not deductible to the extent they exceed the $1 million limit.

Policy on Restitution   The Company’s Code of Business Conduct and Ethics reaffirms the importance of high standards of business ethics. Adherence to these standards by all employees is the best way to ensure compliance and secure public confidence and support. All employees are responsible for their actions and for conducting themselves with integrity. Any failure on the part of any employee to meet any of the standards embodied in this Code will be subject to disciplinary action, including dismissal.

The Company, if appropriate, will seek restitution of any bonus, commission, or other compensation (including equity gains from stock options, PARS or other awards received by any employee) as a result of the employee’s intentional or knowing fraudulent or illegal conduct, including the making of a material misrepresentation contained in the Company’s financial statements.

Compensation Committee Report

The Human Resources and Compensation Committee has reviewed and discussed with management the Company’s disclosures under “Compensation Discussion and Analysis” beginning on page 9 of this proxy statement.

Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2008 for filing with the Securities and Exchange Commission.

The Human Resources and
Compensation Committee

J.D. Woods, Chairman
L.W. Solley
D.C. Trauscht

Summary Compensation Table

The following table contains information concerning compensation for fiscal year 2008 for all services rendered in all capacities to the Company and its subsidiaries of the executive officers serving at September 30, 2008. Effective February 11, 2008, the position of G.E. Muenster changed from Senior Vice President and Chief Financial Officer to Executive Vice President and Chief Financial Officer. Effective November 12, 2008, the position of A.S. Barclay changed from Vice President, Secretary and General Counsel to Senior Vice President, Secretary and General Counsel.

							Change in
							Pension Value &
						Nonequity	Nonqualified
						Incentive	Deferred	All
				Stock	Option	Plan	Compensation	Other
Name and	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)

V.L. Richey, Jr.	2008	$615,000	$267,300	$553,043	$133,308	$283,500	$0	$74,268	$1,926,419
Chairman, Chief	2007	595,000	285,190	558,430	161,246	39,500	0	66,670	1,706,036
Executive Officer & President
G.E. Muenster	2008	398,524	138,000	208,194	33,815	140,000	0	40,179	958,712
Executive Vice	2007	310,000	95,290	195,700	59,464	13,000	0	35,357	708,811
President & Chief Financial Officer
A.S. Barclay	2008	235,000	69,000	120,673	22,467	70,000	0	48,815	565,955
Vice President,	2007	225,000	69,635	140,985	41,800	9,500	0	54,963	541,883
Secretary & General Counsel

(1)	Represents the cash awards earned under the Company’s Performance Compensation Plan discussed under the caption “Short Term Bonus” in the Compensation Discussion and Analysis.

(2)	Reflects the expenses recognized for financial statement reporting purposes for the fiscal years ended September 30, 2008 and September 30, 2007, as adjusted, excluding forfeitures, in accordance with Statement of Financial Accounting Standards No. 123(R) (“FAS 123(R)”), for performance-accelerated restricted stock awards granted under the Company’s 2001 Stock Incentive Plan and 2004 Incentive Compensation Plan, and does not correspond to the actual value that will be realized by the executive officers. See Note 11 of the Company’s fiscal year 2008 financial statements in the Company’s Annual Report on Form 10-K for a discussion of the valuation of these amounts.

(3)	Reflects the expenses recognized for financial statement reporting purposes for the fiscal years ended September 30, 2008 and September 30, 2007, excluding forfeitures, in accordance with Statement of Financial Accounting Standards No. 123(R) (“FAS 123(R)”), for stock option awards granted under the Company’s 2001 Stock Incentive Plan and 2004 Incentive Compensation Plan, and does not correspond to the actual value that will be realized by the executive officers. See Note 11 of the Company’s fiscal year 2008 financial statements in the Company’s Annual Report on Form 10-K for a discussion of the valuation of these amounts.

(4)	Reflects the cash awards earned under the Company’s Incentive Compensation Plan for Executive Officers discussed under the caption “Short Term Bonus” in the Compensation Discussion and Analysis.

(5)	Represents the change in actuarial present value of the accumulated benefits under the Company’s Retirement Plan and the Supplemental Executive Retirement Plan (SERP) from September 30, 2007 to September 30, 2008. Pursuant to applicable regulations, does not include an aggregate decrease in present value for Messrs. Richey, Muenster and Ms. Barclay of $31,967, $16,522 and $22,654, respectively. The change in pension value includes the effect of changes in actuarial assumptions from year to year. In fiscal 2008, pension values decreased due to the effect of changes in actuarial assumptions. The decrease in pension value due to assumption changes for Messrs. Richey, Muenster and Ms. Barclay was $48,092, $23,752 and $32,386, respectively.

(6)	Comprised of the amounts provided in the table below:

				Defined	Employee
				Contribution	Stock
				Savings Plan	Purchase Plan
			Tax	Company	Company
Name and Principal Position		Perquisites(a)	Grossups(b)	Contributions	Contributions	Total

V.L. Richey, Jr.	FY 2008	$37,001	$9,281	$9,200	$18,786	$74,268
Chairman, Chief Executive	FY 2007	33,161	6,661	9,000	17,848	66,670
Officer & President
G.E. Muenster	FY 2008	$30,555	$5,666	$0	$3,958	$40,179
Executive Vice President &	FY 2007	26,898	5,366	0	3,093	35,357
Chief Financial Officer
A.S. Barclay	FY 2008	$32,489	$6,095	$9,292	$939	$48,815
Vice President, Secretary &	FY 2007	31,816	8,345	9,238	5,564	54,963
General Counsel

(a)	Comprised of car allowance, financial planning, and Company cost related to the personal use of clubs.

(b)	Represents tax gross-up for taxable club fees.

GRANTS OF PLAN-BASED AWARDS

The following table provides information for fiscal year 2008 for the executive officers regarding grants under the Incentive Compensation Plan for Executive Officers, the 2001 Stock Incentive Plan and the 2004 Incentive Compensation Plan.

					All Other	Grant
					Stock	Date
					Awards:	Fair Value
		Estimated Future Payouts Under			Number of	of Stock
		Non-Equity Incentive Plan Awards(1)			Shares of	and Option
	Grant	Threshold	Target	Maximum	Stock	Awards
Named Executive Officer	Date	($)	($)	($)	(#)(2)	($)(3)

V.L. Richey, Jr.	11/09/07	40,500	202,500	405,000	—	—
	11/09/07	—	—	—	27,450	1,020,042
G.E. Muenster	11/09/07	20,000	100,000	200,000	—	—
	11/09/07	—	—	—	8,075	300,067
	02/06/08				5,350	200,304
A.S. Barclay	11/09/07	10,000	50,000	100,000	—	—
	11/09/07	—	—	—	5,385	200,107

(1)	Represent fiscal 2008 threshold, target and maximum opportunities under the Company’s annual Incentive Compensation Plan (“ICP”) for Executive Officers. See “Compensation Discussion and Analysis”.

(2)	Represent performance-accelerated restricted shares (“PARS”) that will vest if the executive officer continues in the employment of the Company through the employment service period ending on September 30, 2012. However, 50% and 100% of these shares may be earned earlier, between October 1, 2009 and September 30, 2012, if stock price targets of $45 and $48, respectively, are met and will vest on March 31 of the year following the end of the fiscal year in which the target is achieved if the executive officer is still in the employ of the Company. Achievement of target levels is determined based on the average stock price over a period of thirty consecutive trading days. All awards provide for acceleration of vesting in the event of a change in control of the Company. Dividends, if any, will not be paid prior to the vesting and distribution of the shares. See “Compensation Discussion and Analysis”.

(3)	Estimated fair values of PARS were based upon the fair market values per share at the time of the awards, $37.16 for the 11/09/07 awards and $37.44 for the 2/6/08 award.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information as of the end of fiscal year 2008 for the executive officers regarding outstanding awards of unexercised stock options and unvested performance-accelerated restricted stock.

		Option Awards				Stock Awards(1)
		Number of	Number of					Market
		Securities	Securities			Number of		Value of
		Underlying	Underlying			Shares		Shares or
		Unexercised	Unexercised	Option		or Units of		Units of
		Options	Options	Exercise	Option	Stock That		Stock
		Exercisable	Unexercisable	Price	Expiration	Have Not		That Have
Named Executive Officer	Grant Date	(#)	(#)	($)	Date	Vested (#)		Not Vested ($)

V.L. Richey, Jr.(2)	11/11/99	4,384	—	$5.810	11/11/2009	—		—
	10/16/00	18,000	—	$8.610	10/16/2010	—		—
	10/17/01	28,000	—	$12.640	10/17/2011	—		—
	08/05/02	60,000	—	$14.520	08/05/2012	—		—
	05/05/04	20,900	—	$24.750	05/05/2009	—		—
	10/04/04	15,600	—	$35.180	10/04/2009	—		—
	11/09/05	10,033	5,017	$42.985	11/09/2010	—		—
	10/05/06	6,066	12,134	$45.810	10/05/2011	—		—
	11/09/05	—	—	—	—	15,050	(3)	$724,958
	10/05/06	—	—	—	—	18,200	(4)	876,694
	11/09/07	—	—	—	—	27,450	(5)	1,322,266
G.E. Muenster(6)	02/09/99	24,000	—	$5.390	02/09/2009	—		—
	11/11/99	10,000	—	$5.810	11/11/2009	—		—
	10/16/00	12,000	—	$8.610	10/16/2010	—		—
	10/17/01	9,576	—	$12.640	10/17/2011	—		—
	08/05/02	9,946	—	$14.520	08/05/2012	—		—
	05/05/04	6,800	—	$24.750	05/05/2009	—		—
	10/04/04	6,400	—	$35.180	10/04/2009	—		—
	11/09/05	3,000	1,500	$42.985	11/09/2010	—		—
	10/05/06	1,683	3,367	$45.810	10/05/2011	—		—
	11/09/05	—	—	—	—	4,500	(3)	$216,765
	10/05/06	—	—	—	—	5,050	(4)	243,258
	11/09/07	—	—	—	—	8,075	(5)	388,973
	02/06/08	—	—	—	—	5,350	(7)	257,709
A.S. Barclay(8)	02/09/99	7,600	—	$5.390	02/09/2009	—		—
	11/11/99	30,000	—	$5.810	11/11/2009	—		—
	10/16/00	9,216	—	$8.610	10/16/2010	—		—
	10/17/01	16,000	—	$12.640	10/17/2011	—		—
	08/05/02	13,000	—	$14.520	08/05/2012	—		—
	05/05/04	5,600	—	$24.750	05/05/2009	—		—
	10/04/04	4,600	—	$35.180	10/04/2009	—		—
	11/09/05	2,266	1,134	$42.985	11/09/2010	—		—
	10/05/06	1,150	2,300	$45.810	10/05/2011	—		—
	11/09/05	—	—	—	—	3,400	(3)	$163,778
	10/05/06	—	—	—	—	3,450	(4)	166,186
	11/09/07	—	—	—	—	5,385	(5)	259,395

(1)	Achievement of target levels is determined based on the average stock price over a period of thirty consecutive trading days. All awards provide for acceleration of vesting in the event of a change in control of the Company. Dividends, if any, will not be paid prior to the vesting and distribution of the shares.

(2)	The options that were granted on November 9, 2005 and remained unexercisable as of September 30, 2008 fully vested on November 9, 2008. One third of the options granted on October 5, 2006, or 6,067 shares, vested on October 5, 2008 with the remaining options vesting on October 5, 2009.

(3)	Shares of performance-accelerated restricted stock granted 11/09/05 will vest if the executive officer continues in the employment of the Company through September 30, 2010. Earlier vesting of 50% and 100% of the stock awards may be achieved if stock price targets of $50 and $55, respectively, are achieved between October 1, 2008 and September 30, 2010. These shares will vest and be distributed on March 31 of the year following the end of the fiscal year in which the target is achieved.

(4)	Shares of performance-accelerated restricted stock granted 10/05/06 will vest if the executive officer continues in the employment of the Company through September 30, 2011. Earlier vesting of 50% and 100% of the stock awards may be achieved if stock price targets of $59 and $63, respectively, are achieved between October 1, 2008 and September 30, 2011. These shares will vest and be distributed on March 31 of the year following the end of the fiscal year in which the target is achieved.

(5)	Shares of performance-accelerated restricted stock granted 11/09/07 will vest if the executive officer continues in the employment of the Company through September 30, 2012. Earlier vesting of 50% and 100% of the stock awards may be achieved if stock price targets of $45 and $48, respectively, are achieved between October 1, 2009 and September 30, 2012. These shares will vest and be distributed on March 31 of the year following the end of the fiscal year in which the target is achieved.

(6)	The options that were granted on November 9, 2005 and remained unexercisable as of September 30, 2008 fully vested on November 9, 2008. One third of the options granted on October 5, 2006, or 1,683 shares, vested on October 5, 2008 with the remaining options vesting on October 5, 2009.

(7)	Shares of performance-accelerated restricted stock granted 02/06/08 will vest if the executive officer continues in the employment of the Company through September 30, 2012. Earlier vesting of 50% and 100% of the stock awards may be achieved if stock price targets of $45 and $48, respectively, are achieved between October 1, 2009 and September 30, 2012. These shares will vest and be distributed on March 31 of the year following the end of the fiscal year in which the target is achieved.

(8)	The options that were granted on November 9, 2005 and remained unexercisable as of September 30, 2008 fully vested on November 9, 2008. One third of the options granted on October 5, 2006, or 1,150 shares, vested on October 5, 2008 with the remaining options vesting on October 5, 2009.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information for the executive officers regarding, in the aggregate, stock options exercised and performance-accelerated restricted stock vesting during fiscal year 2008.

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares	Realized	Shares	Realized
	Acquired on	Upon	Acquired on	on
	Exercise	Exercise	Vesting	Vesting
Named Executive Officer	(#)	($)(1)	(#)(2)	($)(3)

V.L. Richey, Jr.	7,900	$128,738	15,600	$619,632
G.E. Muenster	—	—	6,400	254,208
A.S. Barclay	—	—	4,600	182,712

(1)	Represents the difference between the exercise price and the fair market value of Company common stock on the date of exercise.

(2)	Includes 5,063 shares for Mr. Richey, 2,077 shares for Mr. Muenster and 1,547 shares for Ms. Barclay which were not issued, but were settled for cash payment of taxes.

(3)	Based on the closing price of Company common stock on the vesting date, March 31, 2008, of $39.72.

PENSION BENEFITS

At the time of the 1990 spin-off of the Company by Emerson Electric Co. (“Emerson”), the Company established a Retirement Plan (the “Retirement Plan”) in which the Company’s executive officers as well as other covered employees participate. Prior to the 1990 spin-off, the executive officers (other than Mr. Muenster, who was not then an employee) participated in one of the pension plans of Emerson or its subsidiaries. The Retirement Plan is substantially identical to the Emerson Retirement Plan at the time of the 1990 spin-off (the “Emerson Retirement Plan”). Under the Retirement Plan, a participant will be credited with his service under the Emerson Retirement Plan, but his benefit accrued under the Retirement Plan will be offset by his benefit accrued under the Emerson Retirement Plan as of September 30, 1990. Benefits under the Retirement Plan may be reduced under certain maximum provisions of the Internal Revenue Code. In 1993, the Company adopted a Supplemental Executive Retirement Plan (the “SERP”) which provides that where any such reductions occur, the Company will pay a retirement supplement to certain executives including the executive officers (other than Mr. Muenster). The SERP was designed to maintain total retirement benefits at the formula level of the Retirement Plan. Effective December 31, 2003, both the Retirement Plan and the SERP were frozen with no increase in benefits accruing to participants.

These plans provide for fixed retirement benefits based on the participant’s credited years of service, five-year average compensation (the highest average annual cash compensation during any five consecutive years through 2003), and applicable Social Security covered compensation calculated as of December 31, 2003, the effective date of the freezing of the plans. Under the current law, the benefits amounts will not be subject to any reduction for Social Security or other offset amounts.

Effective January 1, 2004, the Company modified its existing Employee Savings Investment Plan (an employee benefit plan under section 401(k) of the Internal Revenue Code which is available to substantially all United States employees including the executive officers), through the addition of a Company cash match at a rate of 100% of employee contributions up to 3% of the employee’s eligible compensation, and 50% of employee contributions which are in excess of such 3%, up to 5% of the employee’s eligible compensation, subject to Internal Revenue Code limits. The amounts contributed in fiscal years 2007 and 2008 by the Company to the executive officers are listed in footnote (5) of the Summary Compensation Table under the heading “Defined Contribution Savings Plan Company Contributions.”

The amounts reported in the table below represent the present value of the accumulated benefit at September 30, 2008 for the executive officers under each plan based upon the assumptions described in footnote (1).

PENSION BENEFITS

		Number of	Present Value of
		Years	Accumulated	Payments
		Credited	Benefit	During Last
Name	Plan Name	Service (#)	($)(1)	Fiscal Year ($)

V.L. Richey, Jr.	Retirement Plan	18	$160,085	$0
	SERP	18	65,959	0
G.E. Muenster	Retirement Plan	13	99,149	0
	SERP	0	0	0
A.S. Barclay	Retirement Plan	16	126,025	0
	SERP	16	7,036	0

(1)	The accumulated benefit was frozen as of December 31, 2003. The present value has been calculated assuming that the executive officers will remain in service until age 65, the age at which retirement may occur without any reduction in benefits, and that the benefit is payable on the basis of a single life annuity with 60 months certain payment option. Except for the assumption that the executives remain in service and retire at age 65, the present value is based on the assumptions as described in Note 12 to the financial statements in the Company’s Annual Report for the fiscal year ended September 30, 2008. Specifically, the interest assumption is 7.25% and the post-retirement mortality assumption is based on the 2008 IRS Static Post Retirement mortality table reflecting projections to 2015 using Scale AA.

EMPLOYMENT AGREEMENTS

The Company entered into employment agreements effective on or about November 1, 1999 with Messrs. Richey and Muenster and Ms. Barclay. These employment agreements were amended to extend until November 2, 2004, and were further amended on May 5, 2004 to provide for automatic renewal after November 2, 2004 for subsequent one year periods unless a six month notice of non-renewal is given by the Company or the executive. In addition, the employment agreements were again amended effective October 3, 2007 to change (i) the compensation and benefits the executive would receive in the event of a termination by the Company other than for cause, as described below, and (ii) the definition of “Good Reason” in the context of the compensation and benefits the executive would receive if the Company terminated him or her for Good Reason, as described below.

The employment agreements provide for a base salary of not less than their fiscal year 1999 base salary, as increased in accordance with the Company’s compensation policy, and an annual bonus in accordance with the Performance Compensation Plan. These executives are also entitled to participate in any stock options, restricted stock or performance shares awards and other compensation as the Company’s Human Resources and Compensation Committee shall determine. They are also entitled to participate in all employee benefit programs of the Company applicable to senior executives, and the Company will continue to provide certain perquisites, including financial planning, an automobile allowance and club memberships.

The Company has the right to terminate the employment of the executive officers at any time upon thirty days notice for cause or without cause, and these executives have the right to resign at any time upon thirty days notice. Cause is defined in the agreements as an executive’s willful failure to perform his or her duties, disability or incapacity extending for nine consecutive months, willful misconduct, conviction of a felony, breach of any material provision of the employment agreement, or a determination by the Board that the executive committed fraud, embezzlement, theft or misappropriation against the Company. If an executive’s employment is terminated by the Company other than for cause, or if an executive terminates his employment following certain actions by the Company (ie. for “Good Cause”), such as materially failing to comply with the agreement, materially reducing the executive’s responsibilities or requiring the executive to relocate, the executive will be entitled to receive certain compensation benefits. In the case of such a termination, Mr. Richey and Mr. Muenster will receive for two years, and Ms. Barclay will receive for one year: (i) at their election, their base salary and bonus (calculated using the annual percentage of base salary for the last fiscal year prior to termination) in either a lump sum on the regularly scheduled payroll coinciding or immediately preceding March 15 of the calendar year following the year of termination or in biweekly installments up until March 15 of the year following termination, at which time any balance will be paid in a lump sum, (ii) immediate vesting of outstanding stock options and immediate vesting and payout of earned performance-accelerated restricted shares, and (iii) continuation of certain employee benefits and perquisites for the period of base salary continuation. If an executive’s employment is terminated in connection with a Change of Control (as defined), the executive will not receive the foregoing benefits, and will receive instead the benefits payable under the Company’s Severance Plan.

The employment agreements prohibit the executives from disclosing confidential information or trade secrets concerning the Company, and for a specific period from soliciting employees of the Company and from soliciting customers or distributors of the Company.

SEVERANCE PLAN

The Company has established a Severance Plan covering the executive officers. Under the Plan, following an occurrence of a Change of Control, each of the executive officers will be entitled to be employed by the Company for a three year employment period during which he or she will: (i) be paid a minimum base salary equal to his or her base salary prior to the Change of Control, and a minimum annual bonus based on the average of his or her bonuses during the last five preceding fiscal years, disregarding the highest and lowest such years, and (ii) continue to receive the employee benefits to which he or she was entitled prior to the Change of Control. During this employment period, if the executive officer’s employment is terminated by the Company other than for cause, death or disability, or the executive officer terminates his or her employment for good reason following certain actions by the Company, such as materially failing to comply with the provisions of the Plan, a material diminution in his or her authority, duties or responsibilities or base salary, or requiring him or her to relocate, he or she will be entitled to receive, among other things: (i) two times his or her minimum annual base salary and annual bonus, as defined in the Plan, and (ii) the continuation of his or her employee benefits for two years. Change of Control is defined to include (1) an acquisition of beneficial ownership of at least 20% of the common stock or voting power of the Company, (2) a change in the majority of Board members except as a result of the election of directors approved by the Board of Directors, or (3) a merger, reorganization or similar type of transaction after which there is a greater than 50% change in beneficial ownership of the common stock of the Company. The Company may amend the Plan, but no amendment adverse to the rights of the executive officers will be effective unless notice thereof has been given by the Company to the affected executive officer(s) at least one year prior to the occurrence of a Change of Control.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The information and tables below reflect the compensation and benefits to be provided to the executive officers of the Company in the event of a termination of employment following a change of control or other termination of employment. The tables reflect the additional compensation and benefits to be provided to the executive officer because of such termination of employment. Compensation and benefits that would be provided regardless of such termination are described in the footnotes. The amounts shown assume that such termination was effective as of the close of business on September 30, 2008, the end of the Company’s last fiscal year. The actual amounts to be paid would only be determinable at the time of the actual termination of employment.

PAYMENTS/BENEFITS FOLLOWING A CHANGE OF CONTROL

Under the Severance Plan described above, assuming that both a Change of Control and the termination of the employment of the executive officer by the Company other than for cause, death or disability or by the executive officer for good reason occurred on September 30, 2008, the executive officer would be entitled to a lump sum payment of two times his or her minimum annual base salary and annual bonus as defined in the Severance Plan. The executive officer also would be entitled to the continuation for two years of all medical, hospitalization, disability, dental, life insurance, club membership and automobile benefits as favorable as those to which he or she was entitled on the date of termination, or reimbursement for the cost thereof. In addition, the executive officer’s stock options would vest and become exercisable and his or her earned and unearned shares of performance-accelerated restricted stock would vest and be distributed, as provided in the award agreements.

PAYMENTS/BENEFITS UPON DEATH OR DISABILITY

The Company has employment agreements with each of the executive officers which are described above. Assuming the executive officer’s employment was terminated because of death or disability, under the employment agreement he or she would receive benefits under the Company’s disability plan or the Company’s life insurance plans, as applicable. In addition, the executive officer’s vested stock options would remain exercisable for three months in the case of death and for one year in the case of disability.

PAYMENTS/BENEFITS UPON TERMINATION WITH GOOD REASON BY THE EMPLOYEE OR WITH NO REASON BY THE COMPANY

Assuming the executive officer terminated his or her employment for good reason following certain actions by the Company or the Company terminated his or her employment for reasons other than cause, death or disability, under the employment agreement the Company would continue to pay his or her base salary, bonus and benefits for two years for Mr. Richey and Mr. Muenster and for one year for Ms. Barclay. In addition, the executive officer’s outstanding stock options would vest and become exercisable and his or her earned but unvested shares of performance-accelerated restricted stock would vest and be distributed. These payments and benefits would be conditioned upon the executive officer not soliciting employees, customers or distributors of the Company for a specified period. In addition, the executive officer would be required to execute the Company’s standard severance agreement and release.

PAYMENTS UPON TERMINATION WITHOUT GOOD REASON

Assuming the executive officer terminated his or her employment without good reason, he or she would not be entitled to payment of continued compensation or benefits. The Human Resources and Compensation Committee of the Board of Directors could agree, in its discretion, to permit the executive officer to exercise his or her vested stock options for three months after such termination.

PAYMENTS UPON TERMINATION WITH CAUSE

Assuming the executive officer’s employment was terminated by the Company with cause, under the employment agreement the executive officer would not be entitled to payment of continued compensation or benefits. The Human Resources and Compensation Committee of the Board of Directors could agree, in its discretion, to permit the executive officer to exercise his or her vested stock options for three months after such termination.

Incremental Compensation in the Event of Termination as a Result of the Following Events:

Victor L. Richey, Jr.

					Termination by
					Employee w/ Good		Termination by
					Reason or by		Employee	Termination
	Change of				Employer w/ No		Without	by Employer
Pay Element	Control		Death	Disability	Reason		Good Reason	With Cause

Cash Compensation
Base Salary	$1,230,000		$0	$0	$1,230,000		$0	$0
Bonus	$1,001,220	(1)	$0	$0	$810,000	(2)	$0	$0

Total Cash Compensation	$2,231,220		$0	$0	$2,040,000		$0	$0
Stock and Option Award Opportunities
Stock Options(3)	$54,643		$0	$0	$54,643		$0	$0
Perf Accelerated Restricted Stock(4)
- Earned	$0		$0	$0	$0		$0	$0
- Unearned (accelerated)	$2,923,919		$0	$0	$0		$0	$0

Total Awards	$2,978,562		$0	$0	$54,643		$0	$0
Total Direct Compensation	$5,209,782		$0	$0	$2,094,643		$0	$0
Benefits(5)
Broad-Based Benefits	$25,867		$0	$0	$2,108		$0	$0
Retirement Benefits	$0		$0	$0	$0		$0	$0
Other Executive Benefits / Perquisites	$91,762		$0	$0	$97,825		$0	$0

Total Benefits	$117,629		$0	$0	$99,933		$0	$0
Total Incremental Pay	$5,327,411		$0	$0	$2,194,576		$0	$0

G. E. Muenster

					Termination by
					Employee w/ Good		Termination by
					Reason or by		Employee	Termination
	Change of				Employer w/ No		Without	by Employer
Pay Element	Control		Death	Disability	Reason		Good Reason	With Cause

Cash Compensation
Base Salary	$860,000		$0	$0	$860,000		$0	$0
Bonus	$477,300	(1)	$0	$0	$460,000	(2)	$0	$0

Total Cash Compensation	$1,337,300		$0	$0	$1,320,000		$0	$0
Stock and Option Award Opportunities
Stock Options(3)	$15,725		$0	$0	$15,725		$0	$0
Perf Accelerated Restricted Stock(4)
- Earned	$0		$0	$0	$0		$0	$0
- Unearned (accelerated)	$1,106,706		$0	$0	$0		$0	$0

Total Awards	$1,122,431		$0	$0	$15,725		$0	$0
Total Direct Compensation	$2,459,731		$0	$0	$1,335,725		$0	$0
Benefits(5)
Broad-Based Benefits	$29,726		$0	$0	$3,621		$0	$0
Retirement Benefits	$0		$0	$0	$0		$0	$0
Other Executive Benefits/Perquisites	$71,332		$0	$0	$80,697		$0	$0

Total Benefits	$101,058		$0	$0	$84,318		$0	$0
Total Incremental Pay	$2,560,789		$0	$0	$1,420,043		$0	$0

Alyson S. Barclay

					Termination by
					Employee w/ Good		Termination by
					Reason or by		Employee	Termination
	Change of				Employer w/ No		Without	by Employer
Pay Element	Control		Death	Disability	Reason		Good Reason	With Cause

Cash Compensation
Base Salary	$470,000		$0	$0	$235,000		$0	$0
Bonus	$252,860	(1)	$0	$0	$100,000	(2)	$0	$0

Total Cash Compensation	$722,860		$0	$0	$335,000		$0	$0
Stock and Option Award Opportunities
Stock Options(3)	$11,308		$0	$0	$11,308		$0	$0
Perf Accelerated Restricted Stock(4)
- Earned	$0		$0	$0	$0		$0	$0
- Unearned (accelerated)	$589,360		$0	$0	$0		$0	$0

Total Awards	$600,668		$0	$0	$11,308		$0	$0
Total Direct Compensation	$1,323,528		$0	$0	$346,308		$0	$0
Benefits(5)
Broad-Based Benefits	$35,471		$0	$0	$5,284		$0	$0
Retirement Benefits	$0		$0	$0	$0		$0	$0
Other Executive Benefits/Perquisites	$72,190		$0	$0	$51,061		$0	$0

Total Benefits	$107,661		$0	$0	$56,345		$0	$0
Total Incremental Pay	$1,431,189		$0	$0	$402,653		$0	$0

FOOTNOTES TO ABOVE THREE TABLES

(1)	As provided by the Severance Plan, the amount shown represents: (a) the average of the percentages of the annual bonus awards from fiscal 2004 through fiscal 2008 (after disregarding the highest and lowest percentages), multiplied by (b) two times the fiscal 2008 base salary. The amount shown does not include the amount of the annual bonus payable for fiscal 2008, which would be paid in any event.

(2)	As provided by the executive officer’s employment agreement, the amount shown represents the annual short-term bonus target percentage of total cash compensation for fiscal 2008 multiplied by two for Mr. Richey and Mr. Muenster and by one for Ms. Barclay.

(3)	The amounts shown represent, for all of the executive officer’s unvested stock options which would become vested, the difference between the closing market price of $48.17 of the Company’s common stock on September 30, 2008 and the average exercise price of the unvested stock options, times the number of unvested stock options. These amounts exclude fully-vested options held by the executive officer. The difference between the exercise price for all fully-vested options held by the executive officer on September 30, 2008 and the closing market price of $48.17 of the Company’s common stock on that date was $4,670,115 in the case of Mr. Richey; $2,861,876 in the case of Mr. Muenster; and $3,171,795 in the case of Ms. Barclay. See “Outstanding Equity Awards at Fiscal Year-End.”

(4)	Represents earned and unearned shares that would be accelerated and distributed, based on the closing market price of $48.17 of the Company’s common stock on September 30, 2008.

(5)	The amounts shown represent the projected benefit cost to continue benefits in accordance with the executive officer’s employment agreement and the provisions of the Severance Plan. Included in the Total Benefits are auto, club, financial planning, broad-based benefits (health insurance and disability premiums) and club tax gross up. In addition, an estimated outplacement fee of $15,000 is included.

Security Ownership Of Directors and Executive Officers

The following table sets forth certain information with respect to the number of Common Shares beneficially owned by the directors and executive officers of the Company as of December 4, 2008. Except as otherwise noted, each person has sole voting and investment power as to his or her shares.

	Number of		Percent of
	Common Shares		Outstanding
Name of Beneficial Owner	Beneficially Owned(1)		Common Shares

A.S. Barclay	155,766		(2)
J.M. McConnell	23,294	(3)	(2)
G.E. Muenster	189,456		(2)
V.L. Richey, Jr.	355,871		1.4%
L.W. Solley	17,350		(2)
J.M. Stolze	26,200	(4)	(2)
D.C. Trauscht	17,200		(2)
J.D. Woods	13,016		(2)
All directors and executive officers as a group (8 persons)	798,153		3.1%

(1)	Includes the following Common Shares covered by employee stock options which the individual has the right to acquire within 60 days after December 4, 2008: Ms. Barclay 89,041, Mr. Muenster 86,588, Mr. Richey 174,067 and all directors and executive officers as a group 349,696.

(2)	The percentage of total outstanding Common Shares beneficially owned by this individual does not exceed 1%.

(3)	Includes 6,180 stock equivalents credited to Mr. McConnell’s deferred compensation account under the Compensation Plan for Non-Management Directors.

(4)	Includes 17,400 stock equivalents credited to Mr. Stolze’s deferred compensation account under the Compensation Plan for Non-Management Directors.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information with respect to each person known by the Company to beneficially own more than five percent of the outstanding Common Shares as of December 4, 2008:

	Number of		Percent
Name and Address of	Common Shares		of Outstanding
Beneficial Owner	Beneficially Owned		Common Shares

Columbia Wanger Asset Management, L.P.	3,709,000	(1)	14.2%
227 West Monroe, Suite 3000 Chicago, IL 60606
Waddell & Reed Financial, Inc., et al	2,598,052	(2)	9.9%
6300 Lamar Ave. Shawnee Mission, KS 66201
T. Rowe Price Associates, Inc.	2,097,152	(3)	8.0%
100 East Pratt Street Baltimore, MD 21202
BlackRock Investment Management (U.K.), Ltd.	1,368,945	(4)	5.2%
33 King William Street London, EC4R 9AS United Kingdom

(1)	Based on information provided by Columbia Wanger Asset Management, L.P. (“CWAM”), the investment advisor to the following registered owners: Columbia Acorn Fund, 2,200,000 shares; Columbia Acorn USA, 650,300 shares (Columbia Acorn Trust owns 2,850,300 shares); Wanger USA, 527,300 shares, Wanger US Smaller Companies, a portfolio of Wanger Investment Company PLC, 77,000 shares; Fairfax County

Employees’ Retirement, 37,000 shares; Fleet Bank Pension, 25,400 shares; New America Small Caps, 7,000 shares; Oregon State Treasury, 160,000 shares; Optimum Small Cap Growth, 25,000 shares. CWAM and its general partner, WAM Acquisition G.P., hold shared voting power and investment power with the registered owners as to the 3,709,000 shares.

(2)	Based on information contained in Schedule 13G dated January 31, 2008 filed with the Securities and Exchange Commission by Waddell & Reed Financial, Inc. and its associated entities: Waddell & Reed Financial Services, Inc., Waddell & Reed, Inc., Waddell & Reed Investment Management Company and Ivy Investment Management Company. These companies, directly or indirectly, have sole voting and disposition powers for the 2,598,052 shares.

(3)	Based on information provided by T. Rowe Price Associates, Inc. (“Price Associates”). These securities are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or power to vote the securities. Price Associates has sole disposition power for all 2,097,152 shares, and has sole voting power for 194,400 shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(4)	Based on Forms 13F for the quarter ended September 30, 2008 filed by BlackRock Investment Management (U.K.), Ltd. and its associated entities.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own beneficially more than ten percent of any class of equity security of the Company to file with the Securities and Exchange Commission initial reports of such ownership and reports of changes in such ownership. Officers, directors and such beneficial owners are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 2008, all Section 16(a) reports applicable to its officers, directors and greater than ten percent beneficial owners were timely filed, except that the following filing was late: Mr. Antle — one Form 4 involving three transactions.

II.  PROPOSAL TO RATIFY COMPANY’S SELECTION OF KPMG LLP
AS INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2009

The Board of Directors unanimously recommends a vote FOR ratification of the selection of KPMG LLP as independent public accountants for the fiscal year ending September 30, 2009.

The Audit and Finance Committee has appointed KPMG LLP, an independent registered public accounting firm, as independent public accountants of the Company for the fiscal year ending September 30, 2009.

KPMG LLP or its predecessor firms have served as the independent public accountants of the Company since its incorporation in 1990. A representative of KPMG LLP is expected to be present at the 2009 Annual Meeting with the opportunity to make a statement and respond to appropriate questions from Stockholders.

Although this appointment is not required to be submitted to a vote of Stockholders, the Board of Directors believes it is appropriate to request that the Stockholders ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending September 30, 2009. If the Stockholders do not ratify, the Audit and Finance Committee will investigate the reasons for Stockholder rejection and will reconsider the appointment.

III.  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SERVICES AND FEES

The Audit and Finance Committee (the “Committee”) has adopted pre-approval policies and procedures requiring that the Committee pre-approve all audit and non-audit services to be provided by the Company’s independent registered public accounting firm. In accordance with this policy, the Committee has pre-approved and has set specific quarterly limitations on fees for the following categories of services: general accounting and SEC consultation, compliance with pertinent legislation, general taxation matters and tax returns. Services which have not received specific pre-approval by the Committee must receive such approval prior to the rendering of the services.

The following fees were paid to KPMG LLP for services rendered for each of the last two fiscal years:

	2008	2007

Audit Fees	$1,176,000	$986,000
Audit-Related Fees	—	11,500
Tax Fees	—	66,000
All Other Fees	—	—
Total KPMG LLP Fees Paid	$1,176,000	$1,063,500

Audit Fees primarily represent amounts paid for the audit of the Company’s annual financial statements, reviews of SEC Forms 10-Q and 10-K, or services that are normally provided in connection with statutory and regulatory filings or engagements for those fiscal years, including expressing an opinion on the Company’s internal control over financial reporting.

Audit-Related Fees represent amounts paid for services for acquisition due diligence and other assurance and related services that are reasonably related to the performance of the audit or review of financial statements, but which are not included under Audit Fees above.

Tax Fees represent amounts paid for tax compliance, tax advice and tax planning services.

In the process of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2009, the Committee has determined that the non-audit services provided by KPMG LLP are compatible with maintaining the independence of KPMG LLP.

IV.  VOTING

The affirmative vote of the holders of a majority of the Common Shares entitled to vote which are present in person or represented by proxy at the 2009 Annual Meeting is required to elect directors, to ratify the Company’s selection of independent public accountants for fiscal 2009, and to act on any other matters properly brought before the meeting. Common Shares represented by proxies which are marked “withhold authority” with respect to the election of any one or more nominees for election as directors, proxies which are marked “Abstain” on the proposal to ratify the selection of independent public accountants, and proxies which are marked to deny discretionary authority on other matters will be counted for the purpose of determining the number of shares represented by proxy at the meeting. Such proxies will thus have the same effect as if the Common Shares represented thereby were voted against nominee or nominees, against such proposal to ratify the selection of independent public accountants, and against such other matters, respectively. Common Shares not voted on one or more but less than all such matters on proxies returned by brokers will be treated as not represented at the meeting as to such matter or matters.

The Company knows of no other matters to come before the meeting. If any other matters properly come before the meeting, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies.

V.  STOCKHOLDER PROPOSALS

Proposals of Stockholders intended to be presented at the 2010 Annual Meeting must be received by the Company by August 20, 2009 for inclusion in the Company’s proxy statement and form of proxy relating to that meeting. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and form of proxy in accordance with regulations governing the solicitation of proxies.

In order for a Stockholder to nominate a candidate for director, under the Company’s Articles of Incorporation, timely notice of the nomination must be given to the Company in advance of the meeting. Ordinarily, such notice must be given not less than 60 nor more than 90 days before the meeting (but if the Company gives less than 50 days notice or prior public disclosure of the date of the meeting, then the Stockholder must give such notice within ten days after notice of the meeting is mailed or other public disclosure of the meeting is made, whichever occurs first). The Stockholder filing the notice of nomination must describe various matters regarding the nominee, including such information as name, address, occupation and shares held.

In order for a Stockholder to bring other business before a Stockholder meeting, timely notice must be given to the Company within the time limits described above. Such notice must include a description of the proposed business, the reasons therefor and other specified matters. The Board may reject any such proposals that are not made in accordance with these procedures or that are not a proper subject for Stockholder action in accordance with the provisions of applicable law. These requirements are separate from and in addition to the requirements a Stockholder must meet to have a proposal included in the Company’s proxy statement. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority.

In each case, the notice must be given to the Secretary of the Company, whose address is 9900A Clayton Road, St. Louis, MO 63124-1186. Any Stockholder desiring a copy of the Company’s Articles of Incorporation or Bylaws will be furnished one without charge upon written request to the Secretary.

z	{

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY ESCO TECHNOLOGIES INC.

     The undersigned, as holder of record of the common stock of ESCO TECHNOLOGIES INC. (the “Company”), does hereby appoint V.L. Richey, Jr., G.E. Muenster and A.S. Barclay, or any of them, the true and lawful attorneys in fact, agents and proxies of the undersigned to represent the undersigned at the Annual Meeting of Stockholders of the Company, to be held on February 5, 2009, commencing at 9:30 A.M., St. Louis time, at the Company’s headquarters located at 9900A Clayton Road, St. Louis County, Missouri 63124 and at any and all adjournments of such meeting, and to vote all the shares of common stock of the Company standing on the register of the Company’s stock transfer agent in the name of the undersigned as follows, and in their discretion on such other business as may properly come before the meeting:

Please be sure to date and sign this proxy card in the box below.	Date

Sign above

			For	With- hold	For All Except
1.	Election of Directors of all nominees listed (except as marked to the contrary below):		☐	☐	☐

	J.M. MCCONNELL	D.C. TRAUSCHT
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

2.	Ratification of Company’s Selection of KPMG LLP as Independent Public Accountants for Fiscal Year Ending September 30, 2009.		For ☐	Against ☐	Abstain ☐
MANAGEMENT RECOMMENDS A VOTE FOR THE
ABOVE PROPOSALS.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.
     The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting and accompanying Proxy Statement dated December 18, 2008.
     The proxies will vote your common stock in the manner directed herein by the undersigned Stockholder.
If no direction is made, this proxy will be voted FOR each of these Proposals.
     Please sign exactly as your name appears on this form. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If signing on behalf of a corporation, please sign in full corporate name by President or other authorized officer. If signing on behalf of a partnership, please sign in partnership name by authorized person.

x	y

Detach above card, sign, date and mail in postage paid envelope provided.
ESCO TECHNOLOGIES INC.
PLEASE ACT PROMPTLY
     PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
December 18, 2008
     Dear Stockholder:
     The Annual Meeting of Stockholders of ESCO Technologies Inc. will be held at the Company’s headquarters located at 9900A Clayton Road, St. Louis County, Missouri 63124 at 9:30 A.M., St. Louis time, on Thursday, February 5, 2009.
     It is important that your shares are represented at this meeting. Whether or not you plan to attend the meeting, please review the enclosed proxy materials, complete the attached proxy form above, and return it promptly in the envelope provided.
     Thank you.
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

5157/5158/5159